AMENDMENT NUMBER 1
                               ------------------

                                       to

                          Equity Subscription Agreement
               (entered into on September 7, 2001 by and between)

                      Rhino Resort Limited ("Rhino Resort")

                                       and

                Century Casinos Africa (Pty) Limited ("Century")

                                       and

                  Silverstar Development Limited ("Silverstar")

                          (collectively "The Parties")


This Amendment Number 1 to the Equity Subscription Agreement shall be effective from March 2, 2002.

WHEREAS, certain amendments to the conditions governing Rhino Resort's casino license are required by the Gauteng Gambling Board pursuant to the Temporary Casino License issued by the Gauteng Gambling Board on November 21, 2001; and

WHEREAS, these amendments necessitate an increase in the quantum of initial funds required by the Rhino Resort development as contemplated; and

WHEREAS, Rhino Resort's debt financiers have required that the initial funds to be provided by Rhino Resort's shareholders shall be increased from R40 million to R50 million; and

WHEREAS, Rhino Resort and Silverstar wish to secure a commitment to provide the initial funds required without diluting or amending the existing shareholder structures; and

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NOW  THEREFORE,  IT  IS  AGREED  AS  FOLLOWS:


1. The name of the Equity Subscription Agreement shall be changed to "Funding Agreement"

2. Paragraph B of the Funding Agreement ("Undertaking to Provide Equity Funds") is amended as follows:

       2.1.  Sub-paragraph  1  is  deleted  and  replaced  with  the  following:

             "Century shall inject an amount of R50 million by way of equity share capital, or shareholder loans, into Rhino Resort".

       2.2 The date "December 31 2003" in paragraph B2 shall be replaced by "December 31, 2004.

3. Paragraph C of the Funding Agreement ("Manner of Provision of Equity Funds") is deleted in its entirety and replaced with the following:

       "C.  Manner  of  Provision  of  Funds

a. Subject to the fulfillment or waiver of the suspensive conditions in accordance with B above, Century shall (unless otherwise agreed between the parties) provide the sum of R50 m in accordance with paragraph B.1. by whatever means, and at such time as Century shall have agreed with Rhino Resort's debt financiers (as envisaged in paragraph B.2.3). Evidence of satisfaction of Rhino Resort's debt financiers as to the manner and timing of the provision of funds, shall similarly be deemed by Rhino Resort and Silverstar to be satisfaction of Century's obligation to provide funds as described herein.

b. Century may elect that a portion of its R50 million contribution be made by way of a shareholder loan which shall

       i) not exceed 40% of the total amount of Century's committed contribution of funds in terms of the Funding Agreement; and

       ii)  be subject to a rate of interest compounded monthly in arrears, which shall initially be zero percent (0%), and which may be such other rate as Century may from time to time elect, and which shall be calculated from time of contribution until time of repayment in full, save that such interest rate shall at no time exceed the Bankers Acceptance Rate plus 3.625%; and
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       iii) be otherwise governed by a Shareholder Loan agreement to be entered into between  Rhino  Resort  and  Century".

4. The date "December 31, 2003" is replaced by "December 31, 2004" in paragraph E.

5.     A  new  paragraph  F  is  inserted  as  follows:

       "F.  INTERIM  FUNDS  PROVIDED
       -----------------------------
       a. Century, at the request of Rhino Resort, shall be entitled, but not obligated, to make funds available to Rhino Resort to finance such costs that Rhino Resort and Century may jointly determine are necessary to be incurred either directly by Rhino Resort or on behalf of Rhino Resort in order to maintain the good standing of the casino license, or which may otherwise assist Rhino Resort in proceeding with the casino development as currently contemplated. Such costs may include, inter alia, fees and charges levied by the Gauteng Gambling Board, legal fees, professional fees, salaries, equipment and supplies. Unless specifically subject to separate agreements that may be in force, any funds directly or indirectly advanced by Century in this regard shall, at Century's election, which election may be made either before or after provision of such interim funding,

             i) represent an advance contribution of the fund's committed by
                Century to Rhino Resort in terms of this Funding Agreement; or

             ii) represent an obligation of Rhino Resort to Century
                 which is repayable upon demand at any time after the date of Financial Close as defined in Rhino Resort's third party debt funding agreements;

             iii) attract interest compounded monthly in arrears from
                  time of advance until time of settlement in accordance with sub-paragraphs a. and b. above, at a rate which shall initially be zero and subsequently such other rate as Century may from time to time determine, and which rate shall not exceed the Prime Rate applicable to Rand denominated loans in South Africa plus 2% (two percent) measured from time of advance to time of settlement in full.

       b.    Until such time as Century has made an election under
             the main part of subsection a of this paragraph F, and for so long as any obligations of Rhino Resort to Century, under any of the elections,
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             including interest, remains outstanding, Century shall
             be entitled to rank as a secured creditor of Rhino (either by procuring a pledge of or other appropriate security interest in, any and all assets and / or services acquired by Rhino Resort (or by Century on behalf of Rhino Resort) utilising funds provided by Century under this agreement.

       c. Rhino Resort and Silverstar agree that they shall, as soon as reasonably practicable execute all further documentation and do all things that Century may require in order to perfect the rights granted under this paragraph F.

       d. Subsequent to the satisfaction of all obligations of Rhino Resort relating to any election by Century under this paragraph F, Century shall cause any related security interest or related title granted in its favour to be released or transferred to the benefit of Rhino Resort."

Dated  at  Johannesburg  this   2nd   day  of  March,  2002
/s/  James  Forbes
------------------
CENTURY  CASINOS  AFRICA  (Pty)  LIMITED

Dated  at  Johannesburg  this   2nd   day  of  March,  2002
/s/  James  Forbes    Jose  Garcia  Da  Silva
---------------------------------------------
RHINO  RESORT  LIMITED

Dated  at  Johannesburg  this   2nd   day  of  March,  2002
/s/  Jose  Garcia  Da  Silva
     -----------------------
SILVERSTAR  DEVELOPMENT  LIMITED

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